OPTIGENEX, INC.
                                750 Lexington Ave
                                    6th Floor
                               New York, NY 10022

July 25, 2005

Mr. A. Bonelli
c/o Optigenex, Inc.
750 Lexington Avenue
6th Floor
New York, NY 10022

Dear Mr. Bonelli,

Re: Contract Extension

The initial employment contract between you and Optigenex, Inc. expires on August 16, 2005. It is the desire of the Management and the Board of Directors to extend the term and conditions of your contract dated August, 16, 2004, which is incorporated by reference, for an additional six month period from its original termination date. All of the provisions incorporated into that agreement will continue in force, including the stock option vesting period on previously granted options, and the management of Optigenex will endeavor during this period to negotiate a new contract between you and Optigenex.

As we have discussed, the current financial status of Optigenex precludes the possibility of entering into a long term contractual relationship. Once this situation is remedied, it is the desire and intent of the Company to negotiate a definitive agreement with you reflecting your past and ongoing contributions to the company.

In the event this is acceptable to you, please sign the duplicate copies of this amendment to the initial agreement referenced above, and keep one copy for your records and return one executed copy to us.

This is a challenging time in the history of Optigenex and the full and unwaivering commitment of management and staff is indispensable to the success of our Company. I trust that this commitment will enable us to accomplish the tasks needed to make Optigenex a very successful and respected company.

                                        Very truly yours,


                                        Richard Serbin

Agreed and Accepted:__________________________________________
Dated:________________________________________________________